Exhibit 5.1

Sears Tower, Suite 5800
233 S. Wacker Dr.
Chicago, Illinois 60606
Tel: (312) 876-7700 Fax: (312) 993-9767
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
September 2, 2005	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
Zhone Technologies, Inc.	Milan	Singapore
7001 Oakport Street	Moscow	Tokyo
Oakland, California 94621	New Jersey	Washington, D.C.

Re:	Registration Statement on Form S-8 with respect to 23,211,353 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

In connection with the preparation and filing by Zhone Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance by the Company of 23,211,353 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to options granted under the Paradyne Networks, Inc. 2000 Broad-Based Stock Plan (the “Stock Plan”); the Paradyne Acquisition Corporation 1999 Non-Employee Directors’ Stock Option Plan (the “Option Plan”) and the Paradyne Networks, Inc. Amended and Restated 1996 Equity Incentive Plan (the “Equity Plan” and together with the Stock Plan and the Option Plan, the “Plans”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other Delaware laws, or as to any matters of municipal law or the laws of any local agency within any state.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued upon exercise of the options granted and upon payment of the exercise price as contemplated by the terms of the Plans, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Latham & Watkins LLP